Exhibit 2.19

Ref:  419658

4 January 2017

ASX Market Announcements Australian Securities Exchange 20 Bridge Street SYDNEY NSW 2000	By Electronic Lodgement

Dear Sir/Madam

INACCURATE MEDIA ARTICLES

Paladin Energy Ltd (Paladin or the Company) (ASX:PDN / TSX:PDN) notes that it has been pointed out to it that there have been inaccurate trade journal articles, blog posts and other media reports concerning its announcement of 28 December 2016 (EDF Long-Term Off-Take Contract Update).  The announcement updated the market on the contractual process to determine the value of EDF’s security and the consequences of that process.  More than one article incorrectly states that Paladin may expect to receive some additional funds from EDF at this time, which is incorrect. We encourage stakeholders and media to refer to the Company’s announcements and direct any questions for points of clarification to Paladin.

Yours faithfully
Paladin Energy Ltd

ALEXANDER MOLYNEUX
CEO

Level 4, 502 Hay Street, Subiaco, Western Australia 6008    Postal: PO Box 201, Subiaco, Western Australia 6904
Tel:  +61 (8) 9381 4366  Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au